EXHIBIT 24. Power of Attorney

     Each director of Southwestern Public Service Company whose signature appears herein hereby appoints Bill D. Helton and Doyle R. Bunch II, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated herein, and to file with Securities and Exchange Commission, any and all amendments to this Annual Report on Form 10-K.


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